Exhibit (h)(12)

WAIVER AGREEMENT

This WAIVER AGREEMENT (“Waiver Agreement”) is made as of June 16, 2006, by United States Trust Company, National Association, a national bank organized under the laws of the United States, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division (the “Adviser”) for the benefit of Excelsior Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940, as amended (“Excelsior”) with respect to the Institutional Share Class of the Large Cap Growth Fund (the “Fund”).

WITNESSETH:

The parties hereby agree as follows:

Fee waiver and Expense Reimbursement Commitment: The Adviser hereby undertakes to waive all or a portion of its investment advisory fees and/or reimburse the expenses of the Fund in amounts necessary to maintain the Fund’s total annual operating expenses as set forth in Exhibit A, which is attached herewith, beginning on the date hereof and ending on September 30, 2007. The Adviser understands and intends that Excelsior will rely on this commitment in, among other things, approving the renewal of the Investment Advisory Agreements between Excelsior and the Adviser on behalf of the Fund, and marketing and selling shares of the Fund, and that this commitment therefore constitutes a binding commitment on the part of the Adviser which may not be withdrawn by the Adviser prior to September 30, 2007. The Adviser agrees and intends that this commitment will renew automatically on each October 1 for an additional 12 month term unless the Adviser provides Excelsior with notice of termination of this commitment prior to the expiration of its then current term.

IN WITNESS WHEREOF, the Adviser has caused this Waiver Agreement to be signed by the officer designated below, as of the day and year first above written.

United States Trust Company, National Association

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	Managing Director

Exhibit A

Excelsior Funds, Inc.

Total Annual Operating Expenses

Large Cap Growth Fund	Institutional Shares: 0.95%

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